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                                   EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

                         Consent of Independent Auditors


The Board of Directors
Alliance Bancorp of New England, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-39645 and No. 333-89869) on Form S-8 of Alliance Bancorp of New England, Inc. of our report dated February 18, 2004 on the consolidated balance sheets of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated income statements, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Alliance Bancorp of New England, Inc.



/s/ KPMG, LLP
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Hartford, Connecticut
March 29, 2004